Filed pursuant to Rule 424(b)(3)
                                       Registration Statement No. 333-66223



Prospectus Supplement No. 1
(To Prospectus Dated November 13, 1998)



                              5,391,498 SHARES

                         JONES APPAREL GROUP, INC.

                                COMMON STOCK



          We hereby supplement the information contained under the heading "Selling Shareholders" in the Prospectus dated November 13, 1998 (the "Prospectus") relating to the proposed sale from time to time of up to an aggregate of 5,391,498 shares of common stock of Jones Apparel Group, Inc., a Pennsylvania corporation, by certain selling shareholders (the "Selling Shareholders"), by adding an additional Selling Shareholder. All supplemental information has been provided to us by such Selling Shareholder.



                                   Number of                   Number of
                                    Shares      Percent of      Shares
                                 Beneficially  Outstanding  Registered for
Name of Selling Shareholder          Owned       Shares*      Sale Hereby
The Rothfeld Family Foundation      40,000          *           40,000



*  Less than 1%


          On December 31, 1998, Eric A. Rothfeld transferred 40,000 of the 2,938,342 shares of Jones common stock held by him to The Rothfeld Family Foundation, a charitable foundation of which Mr. Rothfeld is President and a Director.

          Of the 2,938,342 shares issued to Mr. Rothfeld on October 2, 1998, 2,051,260 of such shares (including the shares transferred to The Rothfeld Family Foundation) were issued subject to certain transfer restrictions with respect to the timing and volume of permitted sales (as set forth in a legend on the certificates representing such shares). Accordingly, any subsequent transfer or other disposition of shares by The Rothfeld Family Foundation must comply with these transfer restrictions.


        The date of this Prospectus Supplement is February 11, 1999.